Exhibit 99.1

Biote Reports Fourth Quarter and Full Year 2024 Financial Results

Strengthened business with launch of BioteRx and enhancements to Biote Method

Provides fiscal 2025 outlook

IRVING, TX – March 12, 2025 - Biote (NASDAQ: BTMD), a leading solutions provider in preventive health care through the delivery of personalized hormone optimization and therapeutic wellness, today announced financial results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter 2024 Financial Highlights

(All financial result comparisons made are against the prior-year period)

•	Revenue of $49.8 million

•	Procedure revenue of $36.6 million

•	Gross profit margin of 71.8%

•

Net income of $3.5 million and diluted earnings per share attributable to biote Corp. stockholders of $0.10, compared to net income of $12.1 million and diluted earnings per share attributable to biote Corp. stockholders of $0.18

•	Adjusted EBITDA[1] of $15.1 million and Adjusted EBITDA margin[1] of 30.3%

Full Year 2024 Financial Highlights

(All financial result comparisons made are against the prior year)

•	Revenue of $197.2 million, an increase of 6.4%

•	Procedure revenue of $150.3 million

•	Gross profit margin of 70.5%

•

Net income of $0.05 million and diluted earnings per share attributable to biote Corp. stockholders of $0.09 per diluted share, compared to net loss of $(2.8) million and diluted earnings per share attributable to biote Corp. stockholders of $0.13

•	Adjusted EBITDA[1] of $58.2 million and Adjusted EBITDA margin[1] of 29.5%

“In 2024 Biote strengthened its capabilities to provide the next level of individualized and evidence-based healthcare,” said Bob Peterson, Biote Chief Financial Officer. “Full year 2024 revenue increased 6.4% compared to 2023 and, with continued efficiencies from the vertical integration of our 503B manufacturing facility, gross profit margin also improved. Even as fourth quarter procedure volume was impacted due to the transition to upgraded clinical decision support software throughout our network, fourth quarter revenue increased 9.0%. We are continuing to work closely with our practitioners and are offering additional training on our enhanced software. We ended the year in a strong financial position, with $39.3 million in cash and cash equivalents on our balance sheet.”

[1]

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. Please see “Discussion of non-GAAP Financial Measures” for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measure.

Bret Christensen, Biote Chief Executive Officer, stated, “Over the past fifteen months, Biote achieved significant progress, which we believe will help us succeed in building a strong foundation for growth in the years ahead. With the phased launch of the BioteRx platform and the roll-out of our upgraded clinical decision support software, we strengthened our competitive moat and broadened our capabilities to more comprehensively address the growing market for hormone optimization and therapeutic wellness. Additionally, we continued our efforts to optimize our manufacturing efficiency and strengthen our supply chain through the integration and growth of Asteria Health. Biote continues to generate strong operating cash flow while also investing in future growth.”

2024 Fourth Quarter Financial Review

(All financial result comparisons made are against the prior-year period unless otherwise noted)

Revenue for the fourth quarter of 2024 was $49.8 million, an increase of 9.0% from $45.7 million for the fourth quarter of 2023. Procedure revenue grew 5.0%, primarily reflecting growth at established top-tier clinics. As expected, fourth quarter procedure revenue growth was negatively impacted by two headwinds: 1) a reduction in procedure volume as clinics transitioned to our upgraded clinical decision support software introduced in the third quarter of 2024; and 2) our focus on training our existing practitioners, which impacted our ability to add new clinics at the expected rate. Dietary supplement revenue grew 10.2%, benefiting from the transition of a portion of this business to our e-commerce platform on Amazon.

Gross profit margin for the fourth quarter of 2024 was 71.8% compared to 69.4% for the fourth quarter of 2023. The increase in gross profit margin was primarily due to the vertical integration of our 503B manufacturing facility and effective cost management.

Operating income for the fourth quarter of 2024 was $2.8 million, compared to $5.5 million for the fourth quarter of 2023. Operating income in the fourth quarter of 2024 decreased due to employee-related investments and additional legal expenses.

Net income for the fourth quarter of 2024 was $3.5 million and diluted earnings per share attributable to biote Corp. stockholders of $0.10, compared to net income of $12.1 million and diluted earnings per share attributable to biote Corp. stockholders of $0.18. Net income for the fourth quarter of 2024 and 2023 included a loss of $0.8 million and a gain of $5.4 million, respectively, due to a change in the fair value of the earnout liabilities.

Adjusted EBITDA for the fourth quarter of 2024 was $15.1 million, with an Adjusted EBITDA margin of 30.3%, compared to Adjusted EBITDA of $13.6 million, with an Adjusted EBITDA margin of 29.7%. The increases in Adjusted EBITDA and Adjusted EBITDA margin for the fourth quarter of 2024 reflected the operating leverage in our business model.

2024 Full Year Financial Review

(All financial result comparisons made are against the prior year unless otherwise noted)

Revenue for 2024 was $197.2 million, an increase of 6.4% from $185.4 million in 2023. The increase was primarily driven by growth in procedure revenue.

Gross profit margin for 2024 was 70.5% compared to 68.8% for 2023. The increase in gross profit margin was primarily due to the vertical integration of our 503B manufacturing facility and effective cost management.

Operating income for 2024 was $31.6 million, an increase of 10.3% compared to operating income of $28.7 million for 2023. Operating income improved in 2024 primarily due to revenue growth and higher gross profit, which more than offset higher operating expenses.

Net income for 2024 was $0.05 million and diluted earnings per share attributable to biote Corp. stockholders of $0.09, compared to net loss of $(2.8) million and diluted earnings per share attributable to biote Corp. shareholders of $0.13 in 2023.

Adjusted EBITDA for 2024 was $58.2 million, with an Adjusted EBITDA margin of 29.5%, compared to Adjusted EBITDA of $55.3 million, with an Adjusted EBITDA margin of 29.8% for 2023.

2025 Financial Outlook

“To reach our full potential and drive accelerated growth, I have identified several areas of emphasis for 2025 which I believe are fundamental to commercial execution at a high level,” said Mr. Christensen. “First, we are strengthening our efforts to maximize the value of our top-tier providers. Second, we are intensifying our focus on adding practitioners to further broaden our network and reinvigorate our procedure revenue growth rate. Third, we are working to drive revenue growth by strengthening accountability and improving consistency and discipline throughout the commercial organization. Although these changes are expected to be implemented quickly, they will take time to show results before we experience an anticipated acceleration in revenue growth. I’m confident that these initiatives will strengthen our commercial organization through increased productivity beginning later this year.”

The Company expects the following for fiscal 2025:

($ in millions)	2025 Guidance Ranges
Revenue	$202-$208
Adjusted EBITDA[2]	$59-64

•	2025 Procedure revenue is expected to increase approximately 2-4% from 2024.

•	2025 Dietary supplements revenue is expected to increase approximately 5-10% from 2024.

Although we do not typically provide quarterly financial guidance, we expect first quarter 2025 revenue to be slightly higher as compared to the first quarter of 2024 as we ramp up training and onboarding of new practitioners to reinvigorate quickstart-related revenue. First quarter 2025 Adjusted EBITDA is expected to be approximately 5 percent lower as compared to the first quarter of 2024 due to increased sales and marketing activities to reaccelerate new customer growth.

[2]	Please see “Forward-Looking Non-GAAP Financial Measures” below for additional information about forward-looking Adjusted EBITDA.

Conference Call:

Biote management will host a conference call to review these results and provide a business update beginning at 5:00 p.m. ET on Tuesday, March 12, 2025. To access the conference call by telephone, please dial (844) 481-2820 (U.S toll-free) or (412) 317-0679 (International). To access a live webcast of the call, interested parties may use the following link: Biote Fourth Quarter 2024 Earnings Conference Call. A replay of the webcast will be available on the Events page of the Biote Investor Relations website, at ir.biote.com, shortly after the event concludes.

Discussion of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, Biote has disclosed Adjusted EBITDA, a non-GAAP financial measure that it calculates as net income before interest, taxes and depreciation and amortization, further adjusted to exclude stock-based compensation, litigation expenses, legal settlements, transaction-related expenses, merger and acquisition expenses, fair value adjustments to certain equity instruments classified as liabilities and other expenses. Below we have provided a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We present Adjusted EBITDA and Adjusted EBITDA margin because it is a key measure used by our management to evaluate our operating performance, generate future operating plans and determine payments under compensation programs. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect cash capital expenditure requirements for such replacements of our assets;

•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect changes in, or cash requirements for, our working capital needs; and

•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect tax payments that may represent a reduction in cash available to us.

In addition, Adjusted EBITDA and Adjusted EBITDA margin are subject to inherent limitations as it reflects the exercise of judgment by Biote’s management about which expenses are excluded or included. A reconciliation is provided in the financial statement tables included below in this press release for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including net income and our other GAAP results.

Forward-Looking Non-GAAP Financial Measures

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of certain information needed to calculate reconciling items. For example, the Company has not included a reconciliation of projected Adjusted EBITDA to GAAP net income (loss), which is the most directly comparable GAAP measure, for the periods presented in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company’s projected Adjusted EBITDA excludes certain items that are inherently uncertain and difficult to predict including, but not limited to, share-based compensation expense, income taxes, due diligence expenses and legal expenses. Due to the variability, complexity and limited visibility of the adjusting items that would be excluded from projected Adjusted EBITDA in future periods, management does not forecast them for internal use and therefore cannot create a quantitative projected Adjusted EBITDA to GAAP net income (loss) reconciliation for the periods presented without unreasonable efforts. A quantitative reconciliation of projected Adjusted EBITDA to GAAP net income (loss) for the periods presented would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors. From a qualitative perspective, it is anticipated that the differences between projected Adjusted EBITDA to GAAP net income (loss) for the periods presented will consist of items similar to those described in the financial tables later in this release, including, for example and without limitation, share-based compensation expense, income taxes, due diligence expenses and legal expenses. The timing and amount of any of these excluded items could significantly impact the Company’s GAAP net income (loss) for a particular period. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis.

About Biote

Biote is transforming healthy aging through innovative, personalized hormone optimization and therapeutic wellness solutions delivered by Biote-certified medical providers. Biote trains practitioners to identify and treat early indicators of aging conditions, an underserved global market, providing affordable symptom relief for patients and driving clinic success for practitioners.

[1]

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. Please see “Discussion of non-GAAP Financial Measures” for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measure.

[2]	Please see “Forward-Looking Non-GAAP Financial Measures” below for additional information about forward-looking Adjusted EBITDA.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of the forward-looking statements can be identified by the use of forward-looking words. Statements that are not historical in nature, including the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “hope,” “believe,” “seek,” “target,” “continue,” “could,” “might,” “ongoing,” “potential,” “predict,” “would” and other similar expressions, are intended to identify forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual results or developments to differ materially from those expressed or implied by such forward-looking statements, including but not limited to: the success of our dietary supplements to attain significant market acceptance among clinics, practitioners and their patients; our customers’ reliance on certain third parties to support the manufacturing of bio-identical hormones for prescribers; our and our customers’ sensitivity to regulatory, economic, environmental and competitive conditions in certain geographic regions; our ability to increase the use by practitioners and clinics of the Biote Method at the rate that we anticipate or at all; our ability to grow our business; the significant competition we face in our industry; the impact of strategic acquisitions and the implementation of our growth strategies; our limited operating history; our ability to protect our intellectual property; the heavy regulatory oversight in our industry; changes in applicable laws or regulations; changes to international tariffs; the inability to profitably expand in existing markets and into new markets; the possibility that we may be adversely impacted by other economic, business and/or competitive factors, including the impact of hurricane and other natural disasters; and future exchange and interest rates. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and other risks and uncertainties described in the “Risk Factors” section of the Biote’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, each filed or to be filed with the Securities and Exchange Commission (the “SEC”) and other documents filed by Biote from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Biote assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Biote does not give any assurance that it will achieve its expectations.

Financial Tables

Biote Corp.

Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$39,342	$89,002
Accounts receivable, net	7,631	6,809
Inventory, net	14,845	17,307
Other current assets	6,309	9,225

Total current assets	68,127	122,343
Property and equipment, net	6,973	1,218
Capitalized software, net	3,877	4,973
Goodwill	5,833	—
Intangible assets, net	5,500	—
Operating lease right-of-use assets	3,246	1,877
Deferred tax assets, net	28,742	24,884
Other non-current assets	72	—

Total assets	$122,370	$155,295

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$5,813	$4,155
Accrued expenses	11,293	8,497
Term loan, current	6,250	6,250
Deferred revenue, current	2,961	3,002
Earnout liabilities, current	100	—
Operating lease liabilities, current	523	311
Share repurchase liabilities, current	24,574	—

Total current liabilities	51,514	22,215
Term loan, net of current portion	101,199	106,630
Deferred revenue, net of current portion	1,553	1,322
Operating lease liabilities, net of current portion	2,890	1,680
Share repurchase liabilities, net of current portion	44,300	—
Other non-current liability	1,500	—
TRA liability	4,479	18,894
Earnout liabilities, net of current portion	17,135	41,100

Total liabilities	224,570	191,841
Commitments and contingencies
Stockholders’ Deficit
Preferred stock	—	—
Class A common stock	3	3
Class V voting stock	1	3
Additional paid-in capital	—	—
Accumulated deficit	(100,297)	(29,391)
Accumulated other comprehensive loss	(35)	(12)
Treasury stock, at cost	(5,600)	—

biote Corp.’s stockholders’ deficit	(105,928)	(29,397)
Noncontrolling interest	3,728	(7,149)

Total stockholders’ deficit	(102,200)	(36,546)

Total liabilities and stockholders’ deficit	$122,370	$155,295

Biote Corp.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(In Thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue:
Product revenue	$48,288	$44,935	$192,240	$182,573
Service revenue	1,546	768	4,951	2,787

Total revenue	49,834	45,703	197,191	185,360

Cost of revenue
Cost of products	13,163	13,157	55,087	54,246
Cost of services	876	848	3,043	3,631

Cost of revenue	14,039	14,005	58,130	57,877
Selling, general and administrative	33,028	26,190	107,450	98,826

Income from operations	2,767	5,508	31,611	28,657
Other income (expense), net:
Interest expense, net	(3,222)	(1,542)	(11,001)	(6,363)
Loss from change in fair value of warrant liability	—	—	—	(13,411)
Gain (loss) from change in fair value of earnout liabilities	(780)	5,370	(19,605)	(8,990)
Other income (expense)	15	(2)	11	(16)

Total other income (expense), net	(3,987)	3,826	(30,595)	(28,780)

Income (loss) before provision for income taxes	(1,220)	9,334	1,016	(123)
Income tax (benefit) expense	(4,703)	(2,744)	970	2,682

Net income (loss)	3,483	12,078	46	(2,805)
Less: Net income (loss) attributable to noncontrolling interest	(220)	4,344	(3,111)	(6,121)

Net income attributable to biote Corp. stockholders	$3,703	$7,734	$3,157	$3,316

Other comprehensive income (loss):
Foreign currency translation adjustments	(5)	—	(15)	8
Other comprehensive income (loss)	(5)	—	(15)	8

Comprehensive income (loss)	$3,478	$12,078	$31	$(2,797)

Net income per common share
Basic	$0.12	$0.23	$0.09	$0.13
Diluted	$0.10	$0.18	$0.09	$0.13
Weighted average common shares outstanding
Basic	31,281,693	33,982,258	34,270,809	25,709,343
Diluted	37,290,059	63,352,513	34,270,809	25,709,343

Biote Corp.

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Year Ended December 31,
	2024	2023
Operating Activities
Net income (loss)	$46	$(2,805)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,574	2,994
Bad debt expense	1,490	663
Amortization of debt issuance costs	819	794
Write-off of capitalized software	—	313
Provision for (benefit from) obsolete inventory	503	(26)
Non-cash lease expense	815	499
Non-cash interest on share repurchase liability	2,620	—
Shares issued in settlement of litigation	—	1,199
Share-based compensation expense	8,735	9,057
Loss from change in fair value of warrant liability	—	13,411
Loss from change in fair value of earnout liabilities	19,605	8,990
Deferred income taxes	(2,898)	721
Changes in operating assets and liabilities:
Accounts receivable	(2,267)	(505)
Inventory	3,714	(6,098)
Other assets	2,882	(5,418)
Accounts payable	1,545	(165)
Deferred revenue	190	1,433
Accrued expenses	4,632	2,223
Operating lease liabilities	(762)	(397)

Net cash provided by operating activities	45,243	26,883
Investing Activities
Purchases of property and equipment	(6,430)	(359)
Purchases of capitalized software	(526)	(2,354)
Acquisitions, net of cash acquired	(11,842)	—

Net cash used in investing activities	(18,798)	(2,713)
Financing Activities
Repurchases of common stock	(5,599)	—
Principal repayments on term loan	(6,250)	(6,250)
Payments on repurchase liability	(62,162)	—
Proceeds from exercise of stock options	2,390	420
Issuance of stock under purchase plan	282	144
Distributions	(4,744)	(8,694)

Net cash used in financing activities	(76,083)	(14,380)
Effect of exchange rate changes on cash and cash equivalents	(22)	(19)

Net increase (decrease) in cash and cash equivalents	(49,660)	9,771
Cash and cash equivalents at beginning of period	89,002	79,231

Cash and cash equivalents at end of period	$39,342	$89,002

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$9,535	$9,476
Cash paid for income taxes	$2,593	$4,426
Non-cash investing and financing activities
Capital expenditures and capitalized software included in accounts payable	$50	$208
Shares issued to acquire Simpatra	$1,841	$—

Biote Corp.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(In Thousands)

(Unaudited)

The following table presents a reconciliation of net income to Adjusted EBITDA, as well as the calculation of net income (loss) margin and Adjusted EBITDA margin, for each of the periods indicated.

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands)	2024	2023	2024	2023
Net Income (loss)	$3,483	$12,078	$46	$(2,805)
Interest expense, net(1)	3,222	1,542	11,001	6,363
Income tax expense	(4,703)	(2,744)	970	2,682
Depreciation and amortization(2)	1,138	1,510	3,574	2,994
Share-based compensation expense(3)	1,886	1,997	8,735	9,057
Litigation expenses-former owner(4)	261	1,963	972	6,770
Litigation-other(5)	2,195	153	2,688	633
Legal settlement loss(6)	5,000	(200)	5,018	1,048
Inventory fair value write-up(7)	—	—	1,324	—
Transaction-related expenses(8)	—	32	82	2,118
Other expenses(9)	1,837	525	3,191	1,174
Merger and acquisition expenses(10)	24	2,088	1,019	2,821
Loss from change in fair value of warrant liability	—	—	—	13,411
(Gain) loss from change in fair value of earnout liabilities	780	(5,370)	19,605	8,990

Adjusted EBITDA	$15,123	$13,574	$58,225	$55,256

Total revenue	$49,834	$45,703	$197,191	$185,360
Net income (loss) margin(11)	7.0%	26.4%	0.0%	(1.5)%
Adjusted EBITDA margin(12)	30.3%	29.7%	29.5%	29.8%

(1)

Represents cash and non-cash interest on our debt obligations, commitment fees for our unused Revolving Loans, net of interest income earned on our money market account and short-term investment. For the year ended December 31, 2024, interest expense, net included $2.6 million of accreted interest related to the share repurchase liabilities.

(2)

Represents depreciation expense on property and equipment, amortization expense on capitalized software and amortization expense on purchased intangible assets. Depreciation expense of $0.03 million was included in cost of products for the year ended December 31, 2024.

(3)

Represents employee compensation expense associated with equity-based stock awards. This includes expense associated with equity incentive instruments including phantom stock awards, stock options and restricted stock units.

(4)	Represents legal expenses to defend the Company against claims asserted by the Company’s former owner.
(5)	Represents litigation expenses other than those incurred in connection with claims asserted by the Company’s former owner that are not related to the Company’s ongoing business.
(6)	Represents settlements of legal matters.
(7)	Represents the fair market value write-up of inventory accounted for under ASC 805 related to the acquisition of Asteria Health.
(8)

Represents transaction costs, including legal fees of $0.08 million and $0.9 million, incurred during the years ended December 31, 2024 and 2023, respectively, and for the year ended December 31, 2023, filing fees of $0.2 million and professional services fees of $1.0 million, each of which were incurred in connection with the filing of, and transactions contemplated by, the Company’s securities offerings during the years ended December 31, 2024 and 2023.

(9)

Represents executive severance costs of $2.0 million, strategic consulting and advisory services of $0.6 million, professional services fees of $0.4 million related to the accounting treatment of the share repurchase liabilities, estimated excise tax related to the repurchase of Class A common stock of $0.2 million. For the year ended December 31, 2023, this amount represents executive severance costs of $0.8 million, costs related to recruiting executive level management, including the Chief Commercial Officer of $0.2 million, legal fees of $0.1 million and professional services fees of $0.1 million associated with the restatement of the Company’s financial statements for the quarters ended June 30, 2022 and September 30, 2022 and a realized foreign currency loss of less than $0.02 million.

(10)

Represents professional fees of $0.3 million and $0.6 million and legal fees of $0.7 million and $1.8 million incurred during the years ended December 31, 2024 and 2023, respectively and consulting fees of $0.4 million incurred during the year ended December 31, 2023, all of which were associated with strategic opportunities to expand the business.

(11)	Net income (loss) margin is defined as net income (loss) divided by total revenue.
(12)	Adjusted EBITDA margin is defined as adjusted EBITDA divided by total revenue.

Investor Relations:

Eric Prouty

AdvisIRy Partners

eric.prouty@advisiry.com

Media:

Press@biote.com